                                                                 Exhibit (d)(4)

                                  SCHEDULE A

LifePath Master Portfolios:

(all percentages are expressed as a percentage of average daily net assets):


                                    CONTRACTUAL
         MASTER PORTFOLIO           ADVISORY FEE      ADVISORY FEE WAIVER
         ----------------           ------------      -------------------
LifePath Retirement Master             0.35%     With respect to each such
  Portfolio                                      Master Portfolio, an amount
                                                 equal to the aggregate
   LifePath 2020 Master Portfolio      0.35%     investment advisory fees and
                                                 administration fees, if any,
   LifePath 2030 Master Portfolio      0.35%     received by the Adviser or
                                                 Barclays Global Investors,
   LifePath 2040 Master Portfolio      0.35%     N.A. from each investment
                                                 company in which such Master
   LifePath 2050 Master Portfolio      0.35%     Portfolio invests as part of
                                                 such Master Portfolio's asset
   LifePath 2025 Master Portfolio      0.35%     allocation strategy that is
                                                 part of the same "group of
   LifePath 2035 Master Portfolio      0.35%     investment companies" (as
                                                 defined in Section
   LifePath 2045 Master Portfolio      0.35%     12(d)(1)(G)(ii) of the 1940
                                                 Act) as such Master Portfolio.
   LifePath 2055 Master Portfolio      0.35%

The Term of each such Advisory Fee Waiver shall expire after the close of business on November 30, 2011.

Money Market Master Portfolios:

  (all percentages are expressed as a percentage of average daily net assets)

                                    CONTRACTUAL  ADVISORY FEE NET ADVISORY FEE
         MASTER PORTFOLIO           ADVISORY FEE    WAIVER      AFTER WAIVER
         ----------------           ------------ ------------ ----------------
  Money Market Master Portfolio         0.10%        0.03%          0.07%

Prime Money Market Master Portfolio     0.10%        0.03%          0.07%

  Government Money Market Master
            Portfolio                   0.10%        0.03%          0.07%

   Treasury Money Market Master
            Portfolio                   0.10%        0.03%          0.07%

The Term of each such Advisory Fee Waiver shall expire after the close of business on November 30, 2011.

CoreAlpha Bond Master Portfolio:

                                     CONTRACTUAL  ADVISORY FEE NET ADVISORY FEE
         MASTER PORTFOLIO            ADVISORY FEE    WAIVER      AFTER WAIVER
         ----------------            ------------ ------------ ----------------
  CoreAlpha Bond Master Portfolio        0.25%        0.10%          0.15%

The Term of this Advisory Fee Waiver shall begin on the date that the CoreAlpha Bond Fund, a series of BlackRock Funds III, that will be a so-called "feeder fund" of the CoreAlpha Bond Master Portfolio, commences operations and shall expire after the close of business on November 30, 2011.

                       MASTER INVESTMENT PORTFOLIO on
                       behalf of each MASTER PORTFOLIO

                       By:
                            ----------------------
                            Anne F. Ackerley
                            President and Chief
                            Executive Officer

                       BLACKROCK FUND ADVISORS

                       By:
                            ----------------------

Approved and Amended by the Board of Trustees of Master Investment Portfolio on May 19, 2010.

[Schedule A to Master Investment Portfolio Advisory Fee Waiver Agreement]

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